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STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/13/1996
960366503-2068461

                       CERTIFICATE OF AMENDMENT
                                OF THE
                     CERTIFICATE OF INCORPORATION
                                  OF
                        HEALTH EMPORIUM, INC.

The undersigned, pursuant to the provisions of the General
Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

       FIRST.  The name of this Corporation is: HEALTH EMPORIUM INC.

       SECOND. The Amendment to the Certificate of Incorporation to be effected hereby is as follows:

       "Paragraph Fourth of the Certificate of Incorporation relating to the authorized capitalization of the corporation is hereby deleted and replaced in its entirety by the following:

       FOURTH.  This Corporation is authorized to issued THIRTY
MILLION (30,000,000) shares of Capital Stock as follows:

A. FIVE MILLION (5,000,000) shares of which shall be designated as "Preferred Stock", each share thereof having the par value of One Mill ($0.001). The board of directors may, from time to time, issue part or all of said preferred shares on terms and conditions as the board may determine without further action required by the stockholders; and such shares may be convertible into shares of Common Stock, have cumulative dividends, be redeemable by the corporation, or such other terms and conditions as may be designated by the board of directors at the time of issuance.

B. TWENTY-FIVE MILLION (25,000,000) shares of which shall be designated as "Common Stock", having the par value of One Mill
($0.001) per share, and each such share shall have one vote in every matter required to be submitted to Stockholders for the vote."

       THIRD. The amendment effected herein was authorized by the witted consent of the holders of all of the outstanding shares pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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       FOURTH.  The capital of the corporation will not be reduced under or by reason of this amendment. Each share of presently issued and outstanding Common Stock will be exchangeable for one share of the new par value Common Stock. There are presently no issued and outstanding shares of Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Incorporation this 10th day of December, 1996.

                       /s/ Robert H. Dohmen
                       Robert H. Dohmen, President